Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated December 29, 2020, relating to the consolidated financial statements of Know Labs, Inc., which appears in the Annual Report on Form 10-K of Know Labs, Inc. for the year ended September 30, 2020.

/s/ BPM LLP

Walnut Creek, California
December 10, 2021